Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Maximillian Marcy Investor Relations 651-236-5062

NEWS	For Immediate Release	July 11, 2011

H.B. Fuller Announces 2011 Analyst And Investor Day

And Webcast

ST. PAUL, Minn.—July 11, 2011—H.B. Fuller Company (NYSE: FUL) announced today that it will host its 2011 Analyst and Investor Day and webcast on Thursday, July 14, from 8:00 a.m. to 12:00 p.m., EDT, in New York City. The conference will feature remarks by CEO James Owens and key members of H.B. Fuller’s management team. Topics discussed will include the company’s approach to achieving strategic growth, success in innovation and commercialization, the EIMEA transformation and a financial review.

The analyst and investor day audio and accompanying synchronized presentation slides will be available to all interested parties via a simultaneous webcast at www.hbfuller.com under the Investor Relations section. For those unable to listen live, an audio replay of the event along with the accompanying presentations will be archived on the company’s website.

About H.B. Fuller Company:

For nearly 125 years, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. Recognized for unmatched technical support and innovation, H.B. Fuller brings knowledge and strength to help its customers find precisely the right formulation for the right performance. With fiscal 2010 net revenue of $1.36 billion, H.B. Fuller serves customers in packaging, hygiene, paper converting, general assembly, woodworking, construction, and consumer businesses. For more information, visit HBFuller.com, HBFullerStrength.com, read our blog or follow GlueTalk on Twitter.